Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of September 10, 2024, is made and entered into by and among Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”), FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

(A)                       WHEREAS, SPAC, CayCo, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of December 22, 2023 (the “Business Combination Agreement”);

(B)                       WHEREAS, Section 10.11 of the Business Combination Agreement provides that the Business Combination Agreement may not be modified or amended except by written agreement executed and delivered by the duly authorized officers of each of the respective parties to the Business Combination Agreement; and

(C)                       WHEREAS, SPAC, CayCo, Merger Sub and the Company desire to amend the Business Combination Agreement pursuant to Section 10.11 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, SPAC, CayCo, Merger Sub and the Company hereby agree as follows:

1.	AMENDMENTS TO THE BUSINESS COMBINATION AGREEMENT.

Termination. Effective as of the date of this Amendment, Section 9.1(b) of the Business Combination Agreement is hereby replaced in its entirety with the following:

“(b) by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on January 26, 2025 (or such later time mutually agreed upon by the Company and SPAC) (the “Agreement End Date”); provided, that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;”

2.                   NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Business Combination Agreement and have the same legal validity and effect as the Business Combination Agreement. Except as expressly and specifically amended hereby, the Business Combination Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Business Combination Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Business Combination Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Business Combination Agreement shall hereafter refer to the Business Combination Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

3.                   NO WAIVER. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the Business Combination Agreement nor shall it constitute a waiver of any provision of the Business Combination Agreement.

4.                   COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.

5.                   HEADINGS. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

6.                   GOVERNING LAW. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

CHENGHE ACQUISITION I CO.

By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to First Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

FEMCO STEEL TECHNOLOGY CO., LTD.

By:	/s/ David Chuang
Name:	David Chuang
Title:	Chairman

FST CORP.

By:	/s/ David Chuang
Name:	David Chuang
Title:	Director

FST MERGER LTD.

By:	/s/ David Chuang
Name:	David Chuang
Title:	Director

[Signature Page to First Amendment to Business Combination Agreement]